UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT  REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 8, 2018

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

3475 East Foothill Boulevard, Pasadena, California 91107

(Address of principal executive office, including zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Change of Control Severance Plan

On March 8, 2018, the Compensation Committee of the  Board of Directors of Tetra Tech, Inc. (the “Company”) approved and adopted the Tetra Tech, Inc. Change of Control Severance Plan (the “Plan”), effective March 26, 2018.  The Company’s Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents will be eligible to participate in the Plan.  The following is a brief summary of the material terms of the Plan.  This description of the Plan is qualified in its entirety by reference to the actual Plan, which is filed as Exhibit 10.1 to this Form 8-K.

The Plan provides that if, during the two-year period following (or 90-day period immediately preceding) any “change of control” (as defined in the Plan), a participant’s employment is terminated by the Company without “cause” or by the participant for “good reason” (in each case, as defined in the Plan), then the participant will receive (i) the following lump sum cash severance payments:  (a) his or her current base salary plus target bonus for the fiscal year of employment termination times a multiple, which multiple is 2.0 in the case of the Chief Executive Officer, 1.5 in the case of Executive Vice Presidents and 1.0 in the case of Senior Vice Presidents; (b) his or her pro-rated target bonus for the fiscal year of employment termination; (c) any earned but unpaid bonus for the fiscal year immediately preceding his or her employment termination; and (d) an amount equal to 102% of the cost of providing medical benefits for 24 months (in the case of the Chief Executive Officer), 18 months (in the case of Executive Vice Presidents) or 12 months (in the case of Senior Vice Presidents) and (ii) full vesting of outstanding unvested stock options, restricted stock and restricted stock units which vest solely based on continued employment and vesting of equity awards which vest in whole or in part on achievement of performance criteria based on actual performance results.  If a participant’s employment is terminated due to his or her death or disability (as defined in the Plan) during the two years following or 90 days immediately preceding a change in control, the participant will receive his or her pro-rated target bonus and any earned but unpaid bonus for the preceding fiscal year.  All of the payments described above are contingent on the execution of a release.

The payments and benefits provided for under the Plan will be reduced to the extent that they would trigger excise taxes under Section 4999 of the Internal Revenue Code, unless the named executive officer would be better off on an after-tax basis, after taking into account all taxes, receiving the full amount of the payments and benefits. In this case, the payment and benefits will not be reduced.  In no event is the Company obligated to provide any tax gross-up or similar payment to a participant.

The Company can modify or terminate the Plan at any time, except that no action that directly or indirectly affects a participant’s rights will be effective until the second anniversary of the date it is adopted with the participant’s written consent.

Item 5.07.       Submission of Matters to a Vote of Security Holders.

On March 8, 2018, the Company held its annual meeting of stockholders for the following purposes:

(1)                              To elect nine members to its Board of Directors;

(2)                              To vote on an advisory resolution to approve its executive compensation;

(3)                              To approve the 2018 Equity Incentive Plan;

(4)                              To ratify the appointment of PricewaterhouseCoopers LLP as its independent registered public accounting firm for fiscal 2018; and

(5)                              To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The votes cast in connection with such matters were as follows:

Election of Directors:

Name	For	Withheld	Broker Non-Votes
Dan L. Batrack	42,776,188	3,491,795	4,650,914
Hugh M. Grant	44,411,090	1,856,893	4,650,914
Patrick C. Haden	44,424,735	1,843,248	4,650,914
J. Christopher Lewis	44,627,739	1,640,244	4,650,914
Joanne M. Maguire	45,193,704	1,074,279	4,650,914
Kimberly E. Ritrievi	45,429,511	838,472	4,650,914
Albert E. Smith	44,721,754	1,546,229	4,650,914
J. Kenneth Thompson	44,671,519	1,596,464	4,650,914
Kirsten M. Volpi	45,192,957	1,075,026	4,650,914

Advisory Resolution Regarding Executive Compensation:

For	Against	Abstain	Broker Non-Votes
43,906,394	2,304,489	57,100	4,650,914

Equity Incentive Plan:

For	Against	Abstain	Broker Non-Votes
43,553,020	2,679,159	35,804	4,650,914

Appointment of PricewaterhouseCoopers LLP:

For	Against	Abstain	Broker Non-Votes(1)
50,071,323	804,169	43,405	--

(1) This proposal constituted a routine matter.  Therefore, brokers were permitted to vote without receipt of instructions from beneficial owners.

Item 9.01.       Financial Statements and Exhibits.

(d) Exhibits

10.1	Tetra Tech, Inc. Change of Control Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date: March 9, 2018	By:	/S/ Dan L. Batrack
Dan L. Batrack
Chairman and Chief Executive Officer